Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-200213) and S-8 (No. 333-152087) of Scripps Networks Interactive, Inc. of our report dated May 15, 2015 relating to the financial statements of N-Vision B.V., which appears in the Current Report on Form 8-K of Scripps Networks Interactive, Inc. dated May 18, 2015.

/s/ PricewaterhouseCoopers Sp. z o.o.

Warsaw, Poland

May 18, 2015